UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

CLST HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

Timothy S. Durham Manoj Rajegowda Robert A. Kaiser MC Investment Partners, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESS RELEASES

On July 25, 2007, Timothy S. Durham issued the following press releases:

FOR IMMEDIATE RELEASE

INVESTMENT FUNDS TO VOTE FOR DURHAM SLATE

INDIANAPOLIS. July 25, 2007. Timothy S. Durham announced today that a Dallas based investment manager has informed him that it has voted approximately 721,000 shares of the common stock of CLST Holdings, Inc., formerly known as CellStar Corporation, (the “Company”) (OTC Pink Sheets: CLHI) held by investment funds that it manages for the slate of directors nominated by Mr. Durham for election at the Company’s upcoming annual meeting of stockholders. Mr. Durham’s slate consists of Timothy S. Durham, Manoj Rejegowda and Robert A. Kaiser.

Mr. Durham is an Indianapolis investor committed to maximizing the return to CLHI’s stockholders by completing the Company’s liquidation plan efficiently and expeditiously. His slate of nominees are all investors or investment managers with significant investments in the Company.

Mr. Durham and the Company have proposed competing slates of nominees. Whoever is elected at the annual meeting of stockholders on July 31, 2007, will oversee the liquidation and dissolution of the Company’s assets and business. Mr. Durham’s nominees are committed to reducing the Company’s operating expenses and increasing liquidating dividends to the Company’s stockholders, and believe that they are more qualified to do so than the slate proposed by the Company. In particular, Mr. Durham believes that one of his nominees, Robert Kaiser, the Company’s former Chief Executive Officer, is uniquely qualified to guide the Company through the process of winding up its operations and resolving any potential indemnity or escrow claims from buyers of the Company’s businesses in a manner most favorable to the Company. Mr. Durham believes that the Company’s nominees have little experience with the Company’s former operations when compared to Mr. Kaiser.

Stockholders who need assistance with voting their shares may call Morrow & Co. at +1-203-679-9400 and ask for Tom Skulski.

For Information, Contact:
Timothy Durham, +1-317-237-4055,
tsdurham@msn.com

FOR IMMEDIATE RELEASE

CINCINNATI INVESTOR VOTES FOR DURHAM SLATE

INDIANAPOLIS, July 25, 2007. Robert Sibcy, a Cincinnati investor, informed Timothy S. Durham today that he has voted approximately 690,000 shares of the common stock of CLST Holdings, Inc., formerly known as CellStar Corporation, (the “Company”) (OTC Pink Sheets: CLHI) that he holds for the slate of directors nominated by Mr. Durham for election at the Company’s upcoming annual meeting of stockholders. Mr. Durham’s slate consists of Timothy S. Durham, Manoj Rejegowda and Robert Kaiser.

Mr. Durham is an Indianapolis investor committed to maximizing the return to CLHI’s stockholders by completing the Company’s liquidation plan efficiently and expeditiously. His slate of nominees are all investors or investment managers with significant investments in the Company.

Mr. Durham’s nominees are expected to devote their efforts to reducing the Company’s operating expenses and increasing liquidating dividends to the Company’s stockholders, and believe that they are more qualified to do so than the slate proposed by the Company. In particular, Mr. Durham believes that one of his nominees, Robert Kaiser, the Company’s former Chief Executive Officer, is uniquely qualified to guide the Company through the process of winding up its operations and resolving any potential indemnity or escrow claims from buyers of the Company’s businesses in a manner most favorable to the Company. Mr. Durham believes that the Company’s nominees have little experience with the Company’s former operations when compared to Mr. Kaiser.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO MR. DURHAM’S AND THE COMPANY’S SOLICITATION OF PROXIES FROM THE STOCKHOLDERS FOR USE AT THE UPCOMING ANNUAL MEETING OF STOCKHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN MR. DURHAM’S AND THE COMPANY’S PROXY SOLICITATIONS. DEFINITIVE PROXY STATEMENTS AND FORMS OF PROXY ARE AVAILABLE TO STOCKHOLDERS OF CLST HOLDINGS, INC. AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV

For Information, Contact:
Timothy Durham, +1-317-237-4055,
tsdurham@msn.com